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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
CINERGY CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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the power of one

Chairman's Letter • Notice of Annual Meeting of Shareholders • Proxy Statement

Annual Meeting of Shareholders – May 2, 2002

CINERGY.
the power of change

March 20, 2002

Dear Shareholder:

              You are cordially invited to attend the Annual Meeting of Shareholders of Cinergy Corp. to be held on Thursday, May 2, 2002, at 9:00 a.m., eastern standard time, in the Indiana Ballroom of the Indianapolis Marriott Downtown Hotel, 350 West Maryland Street, Indianapolis, Indiana.

              As explained in the enclosed proxy statement, at this year's meeting you will be asked to vote for the election of one Class I director and three Class II directors, for approval of Cinergy's amended and restated Annual Incentive Plan and Long-Term Incentive Compensation Plan, and to consider any other business that properly comes before the meeting.

              It is important that all Cinergy shareholders, regardless of the number of shares owned, participate in the affairs of the company. Last year, over 88% of Cinergy's shares were represented in person or by proxy at the annual meeting.

              Even if you plan to attend this year's meeting, it is a good idea to vote your shares now before the meeting, just in case your plans change. You may vote by using the toll-free telephone number provided or via the Internet. If you wish to use either of these methods, please follow the telephone or Internet voting instructions that are printed on your enclosed proxy card. Alternatively, you may mark, date and sign your proxy card and return it using the envelope provided, on which no postage stamp is necessary if mailed in the United States.

              Whether you choose to vote by telephone, via Internet or by mail, your response is greatly appreciated.

              We hope you will find it possible to attend this year's meeting, and thank you for your continued interest in Cinergy.

                      Sincerely,

                      James E. Rogers
                      Chairman of the Board, President and
                      Chief Executive Officer

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 2, 2002

              We will hold the Annual Meeting of Shareholders of Cinergy Corp. on Thursday, May 2, 2002 at 9:00 a.m., eastern standard time, in the INDIANA BALLROOM of the INDIANAPOLIS MARRIOTT DOWNTOWN HOTEL, 350 West Maryland Street, Indianapolis, Indiana.

              The purposes of the Annual Meeting are to:

    •
    elect one Class I director to serve for a two-year term ending in 2004, and three Class II directors to serve for three-year terms ending in 2005;

    •
    approve the Cinergy Corp. Annual Incentive Plan, as amended and restated;

    •
    approve the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan, as amended and restated;

and to transact any other business that may properly come before the meeting (or any adjournment or postponement of the meeting).

              Shareholders of record at the close of business on Monday, March 4, 2002 may vote at the Annual Meeting. It is important that your shares be represented at this meeting.

              Whether or not you expect to be present at the Annual Meeting, please vote by toll-free telephone or Internet, or mark, date and sign the enclosed proxy card and return it using the enclosed, postage-paid envelope. Regardless of the manner in which you vote, we urge and greatly appreciate your prompt response.

By order of the Board of Directors,
JULIA S. JANSON Corporate Secretary

Dated: March 20, 2002

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202
(513) 421-9500

PROXY STATEMENT

Introduction

              Cinergy Corp. is a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935. Cinergy is the parent company of:

    •
    PSI Energy, Inc., our operating utility that provides electric service to our customers in north central, central and southern Indiana;
    •
    The Cincinnati Gas & Electric Company, our operating utility that provides electric and gas service to our customers in southwestern Ohio and, through a principal subsidiary, The Union Light, Heat and Power Company, to our customers in adjacent areas in Kentucky;
    •
    Cinergy Services, Inc., the subsidiary we use to provide a variety of centralized administrative, management and support services to our companies;
    •
    Cinergy Global Resources, Inc., the subsidiary we primarily use to hold our international businesses and certain domestic investments; and
    •
    Cinergy Investments, Inc., the subsidiary we use to hold most of our domestic, non-utility businesses.

              Cinergy has other subsidiaries formed for a variety of purposes, including holding our interests in new technology initiatives and investment opportunities in the telecommunications industry and in energy and power generation.

Mailing and Solicitation of Proxies

              This solicitation of proxies is made by Cinergy's Board of Directors for the Annual Meeting of Shareholders to be held on May 2, 2002. Cinergy's Annual Report to Shareholders, including consolidated financial statements and accompanying notes for the year ended December 31, 2001, is also enclosed.

              We began mailing our proxy material to shareholders on or about March 20, 2002.

              Cinergy will pay the cost of the solicitation of proxies by the Board. We have hired Georgeson Shareholder Communications Inc. to help us mail the proxy material and to solicit proxies. Their fee for these services is $8,500, plus out-of-pocket expenses. We can solicit proxies by mail, personally or by telephone. Our officers and employees may assist in this process; however, they will not receive additional pay for these services. We have asked brokerage houses and other custodians, nominees and fiduciaries to forward our proxy material to the beneficial owners of Cinergy common stock, and we will reimburse them for their out-of-pocket expenses for doing so.

What You Are Voting On

              You are being asked to vote for:

    •
    the election of one Class I director (Dudley S. Taft) for a two-year term ending in 2004, and three Class II directors (Thomas E. Petry, Mary L. Schapiro and Philip R. Sharp) for three-year terms ending in 2005;
    •
    the approval of Cinergy's Annual Incentive Plan, as amended and restated (described at pages 10-14); and
    •
    the approval of Cinergy's 1996 Long-Term Incentive Compensation Plan, as amended and restated (described at pages 14-22).

              The Board recommends that you vote FOR each nominee, FOR the approval of Cinergy's Annual Incentive Plan, and FOR the approval of Cinergy's 1996 Long-Term Incentive Compensation Plan.

Who Can Vote

              Holders of record of Cinergy common stock on March 4, 2002, the record date, may vote at the Annual Meeting. Our common stock is Cinergy's only voting security. There were 166,508,687 shares of Cinergy common stock outstanding on the record date. In order to conduct the Annual Meeting, holders of a majority of the outstanding shares must be present in person or represented by proxy so that there is a quorum. It is important that you vote promptly so that your shares are counted toward the quorum.

How You Can Vote

        By Proxy – Before the Annual Meeting, you can give a proxy to vote your shares of Cinergy common stock in one of the following ways:

    •
    by calling the toll-free telephone number;
    •
    by using the Internet; or
    •
    by completing and signing your proxy card and mailing it in time to be received before the meeting.

              The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are printed on your enclosed proxy card.

              If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares of Cinergy common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted FOR the election of all nominees for director, FOR the approval of the Annual Incentive Plan, and FOR the approval of the 1996 Long-Term Incentive Compensation Plan. We do not expect that any other matters will be brought before the Annual

Meeting.  However, by giving your proxy you appoint the persons named as proxies as your representatives at the Annual Meeting. If an issue comes up for vote at the meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

        In Person – You may come to the Annual Meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on March 4, 2002.

How You Can Revoke Your Proxy

              You may revoke your proxy at any time after you give it and before it is voted in one of the following ways:

    •
    by notifying Cinergy's Secretary in writing that you are revoking your proxy;
    •
    by giving another signed proxy that is dated after the proxy you wish to revoke;
    •
    by using the telephone or Internet voting procedures; or
    •
    by attending the Annual Meeting and voting in person.

How Votes Are Counted

              Each share of Cinergy common stock is entitled to one vote on each matter voted on at the Annual Meeting. For the election of directors, the four persons receiving the greatest number of votes will be elected to the Board. Approval of each of the Annual Incentive Plan and the Long-Term Incentive Compensation Plan requires the affirmative vote of holders of a majority of the shares of Cinergy common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. In counting the votes on the Plans, abstentions will have the same effect as votes against the matter and shares that are the subject of a broker non-vote will be deemed absent and have no effect on the outcome of the vote. A broker non-vote occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under New York Stock Exchange rules, does not have discretionary authority to vote on a proposal.

              Cinergy has retained Corporate Election Services, Inc. to preliminarily count the votes. Inspectors of election will be appointed by the presiding officer at the Annual Meeting, and they will determine the final count and announce the voting results at the meeting.

ITEM 1.    ELECTION OF DIRECTORS

              Cinergy's Board is divided into three classes (Class I, Class II and Class III), with all classes as nearly equal in number as possible. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The terms of the Class II directors will expire at the Annual Meeting.

              Messrs. James K. Baker, John A. Hillenbrand II (each currently a Class I director) and Jackson H. Randolph (our former Chairman and currently a Class II director) will retire from the Board at the time of the Annual Meeting, and we thank them for their many years of devoted and distinguished service. Their support, valued counsel and many contributions are virtually immeasurable and greatly appreciated.

              In anticipation of these retirements, the Board has realigned Class I and Class II this year so that they will be balanced. Accordingly, the Board has nominated:

    •
    Dudley S. Taft (currently a Class II director) for election as a Class I director for a two-year term ending in 2004; and
    •
    Thomas E. Petry, Mary L. Schapiro and Philip R. Sharp for re-election as Class II directors for three-year terms ending in 2005.

              If any director is unable to stand for re-election, the Board may reduce the number of directors or designate a substitute. In that case, the shares represented by your proxy may be voted for a substitute director. However, we do not expect that any nominee will be unavailable or unable to serve.

              The following brief biographies contain information about the four nominees for director and about the directors whose terms extend beyond the Annual Meeting. The information includes each person's principal occupations and business experience for at least the past five years. Mr. Rogers is the only director who is an employee of Cinergy or its subsidiaries or affiliates.

              The Board of Directors Recommends Voting FOR ALL Nominees, Designated on the Proxy as Item 1.

Class I Director Nominee for two-year term ending in 2004

DUDLEY S. TAFT
    Director of Cinergy since 1994;
    Chair of the Corporate Governance Committee and
        Member of the Executive Committee.
    Director of CG&E from 1985 to 1995. Age 61.

Mr. Taft is President and Chief Executive Officer of Taft Broadcasting Company, which holds investments in media-related activities. He is a director of Fifth Third Bancorp, Fifth Third Bank, Tribune Company, The Union Central Life Insurance Company and U.S. Playing Card Company.

Class II Director Nominees for three-year terms ending in 2005

THOMAS E. PETRY
    Director of Cinergy since 1994;
    Member of the Compensation Committee and
        Executive Committee.
    Director of CG&E from 1986 to 1995. Age 62.

Mr. Petry served as Chairman of the Board and Chief Executive Officer of Eagle-Picher Industries, Inc., a diversified manufacturer of industrial and automotive products, until his retirement in 1998. He is a director of The Union Central Life Insurance Company and U.S. Bancorp.

MARY L. SCHAPIRO
    Director of Cinergy since 1999;
    Member of the Audit Committee and
        Public Policy Committee. Age 46.

Ms. Schapiro is President and a board member of NASD Regulation, Inc. NASD Regulation is the independent regulatory subsidiary of the National Association of Securities Dealers, Inc. and is responsible for regulating all member brokerage firms and individual registered representatives and for oversight of The Nasdaq Stock Market. Previously, she served as Chair of the Commodity Futures Trading Commission and as a Commissioner of the Securities and Exchange Commission. Ms. Schapiro is also a member of the Board of Governors of the National Association of Securities Dealers, Inc., and serves as a director of Kraft Foods Inc.

PHILIP R. SHARP
    Director of Cinergy since 1995;
    Member of the Audit Committee and
        Public Policy Committee. Age 59.

Mr. Sharp is a Senior Fellow in Public Policy at Harvard University's John F. Kennedy School of Government. He also serves as a member of the Secretary of Energy's Advisory Board, and served as Chairman of the Secretary's Electric System Reliability Task Force from 1996 until completion of its task and issuance of its report in 1998. A 10-term

Congressman from Indiana, Mr. Sharp was a ranking member of the House Energy and Commerce Committee and was chairman of the House Energy and Power Subcommittee. He is a director of New England Power Company.

Class III Directors with terms ending in 2003

PHILLIP R. COX
    Director of Cinergy since 1994;
    Member of the Corporate Governance Committee and
        Public Policy Committee.
    Director of CG&E from 1994 to 1995. Age 55.

Mr. Cox is President and Chief Executive Officer of Cox Financial Corporation, a provider of financial and estate planning services. He is a director of Broadwing Inc., the Federal Reserve Bank of Cleveland, Long Stanton Manufacturing Co. and Touchstone Mutual Funds.

JAMES E. ROGERS
    Director of Cinergy since 1993;
    Chair of the Executive Committee.
    Director of PSI since 1988 and CG&E since 1994. Age 54.

Mr. Rogers is Chairman of the Board, President and Chief Executive Officer of Cinergy. Previously, he served as Vice Chairman, President and Chief Executive Officer. Mr. Rogers also holds, or has held, similar executive officer positions with Cinergy's principal subsidiaries. He is a director of Duke Realty Corp., Fifth Third Bancorp and Fifth Third Bank.

JOHN J. SCHIFF, JR.
    Director of Cinergy since 1994;
    Member of the Audit Committee and
        Compensation Committee.
    Director of CG&E from 1986 to 1995. Age 58.

Mr. Schiff is Chairman of the Board, President and Chief Executive Officer of Cincinnati Financial Corporation, an insurance holding company, and of The Cincinnati Insurance Company. He is a director of Fifth Third Bancorp, Fifth Third Bank and The Standard Register Company.

Class I Directors with terms ending in 2004

MICHAEL G. BROWNING
    Director of Cinergy since 1994;
    Chair of the Compensation Committee and
        Member of the Corporate Governance Committee and
        Executive Committee.
    Director of PSI since 1990. Age 55.

Mr. Browning is Chairman and President of Browning Investments, Inc., which is engaged in real estate development. He also serves as owner, general partner or managing member of various real estate entities.

GEORGE C. JUILFS
    Director of Cinergy since 1994;
    Member of the Compensation Committee and
        Public Policy Committee.
    Director of CG&E from 1980 to 1995. Age 62.

Mr. Juilfs is Chairman of the Board and Chief Executive Officer of SENCORP, an international holding company with subsidiaries that manufacture fastening systems and commercialize health-care technologies. He is a director, serving as chairman of the board, of the Cincinnati office of the Federal Reserve Bank of Cleveland.

Meetings and Committees of the Board

              Cinergy's Board met 9 times during 2001. All directors attended more than 75% of the total number of Board meetings and meetings of the committees on which they served. The Board has five standing committees to help carry out its responsibilities. Directors' committee memberships are included with their biographical information above.

              The Audit Committee met 3 times during 2001. Each of its members is a non-employee director of Cinergy, and also an "independent" director within the meaning of Paragraphs 303.01(B)(2)(a) and 303.01(B)(3) of the New York Stock Exchange's listing standards. This Committee recommends to the Board a firm of independent public accountants to conduct audits of the accounts of Cinergy and its subsidiaries. It also reviews with the independent public accountants the scope and results of their audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of Cinergy and its subsidiaries, and makes reports and recommendations to the Board as it deems appropriate. The Audit Committee's charter was included as an Appendix to Cinergy's Proxy Statement for the 2001 Annual Meeting of Shareholders. For more information, please see "Audit Committee Report" on page 8.

              The Compensation Committee met 5 times during 2001. The nature and scope of the Compensation Committee's responsibilities are described in the "Board Compensation Committee Report on Executive Compensation" on page 25.

              The Corporate Governance Committee met 3 times during 2001. This Committee recommends to the Board the slate of nominees for director for each year's annual meeting and, when vacancies occur, names of individuals who would make suitable directors of Cinergy. It also consults with appropriate officers of the company on matters relating to the organization of the Board and its committees. The Committee has no established procedures for consideration of nominees recommended by shareholders.

              The other standing committees of the Board are the Executive Committee and the Public Policy Committee.

Audit Committee Report

              The Audit Committee has reviewed and discussed Cinergy's audited consolidated financial statements with management. Further, the Audit Committee has discussed with the independent public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61 (SAS 61 – Communication with Audit Committees), as amended, relating to the accountants' judgment about the quality of Cinergy's accounting principles, judgments and estimates, as applied in its financial reporting.

              The Audit Committee also has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants' independence from Cinergy and its subsidiaries, and has discussed with the independent public accountants their independence.

              Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Cinergy's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                      Audit Committee

                      James K. Baker, Chair
                      John A. Hillenbrand                       II
                      Mary L. Schapiro
                      John J. Schiff, Jr.
                      Philip R. Sharp

Compensation of Directors

              Each of Cinergy's non-employee directors receives an annual retainer fee of $33,000 plus a fee of $2,000 for each Board meeting attended. Non-employee directors who serve on one or more Board committees receive an annual retainer fee of $6,000 for each committee membership, plus a fee of $2,000 for each committee meeting attended. Chairpersons of the committees receive an additional annual retainer fee of $6,000. The fee is $1,250 for any Board or committee meeting held by conference call. Directors who are employees of Cinergy receive no compensation for their services as directors.

              Under our Directors' Deferred Compensation Plan, each non-employee director of Cinergy and its subsidiaries may choose to defer his or her fees into a bookkeeping account denominated in either:

    •
    units representing shares of Cinergy common stock, and/or
    •
    cash.

If deferred in units, dividends are credited to the director's account, acquiring additional units at the same time and rate as dividends are paid to holders of Cinergy common stock. Amounts deferred in cash earn interest at the annual rate (adjusted quarterly) equal to the interest rate for a one-year certificate of deposit (as quoted in The Wall Street Journal) for the first business day of the calendar quarter. Deferred units are distributed as shares of Cinergy common stock, and accrued cash accounts are paid in cash, generally after the director retires from the appropriate board.

              Under Cinergy's Stock Option Plan, each non-employee director is granted a non-qualified stock option to purchase 12,500 shares of Cinergy common stock when he or she first is elected to the Board. All options have exercise prices at least equal to 100% of the fair market value of Cinergy common stock on the date of the grant, vest at the rate of 20% per year over a five-year period and may be exercised over a ten-year term.

              Under Cinergy's Retirement Plan for Directors, the accrual of future benefits was eliminated effective January 1,1999. Each director serving on January 1, 1999 with an accrued cash benefit under the Plan was permitted to convert the benefit to units representing shares of Cinergy common stock or to retain a cash benefit and receive an annual cash payment, equal to the fees in effect on December 31, 1998, commencing at the time of retirement from the appropriate board or age 55, if later.

              Under Cinergy's Directors' Equity Compensation Plan, each non-employee director receives an annual award on December 31 equal to 450 shares of Cinergy common stock. Each such award is credited to a bookkeeping account maintained on behalf of each non-employee director and is paid beginning when he or she ceases to be a director.

              Each stock unit account in the Retirement Plan for Directors and the Directors' Equity Compensation Plan acquires additional units by the crediting of dividends to the account, at the same time and rate as dividends are paid to holders of Cinergy common stock.

ITEM 2.    APPROVAL OF CINERGY CORP. ANNUAL INCENTIVE PLAN
          (as amended and restated effective January 25, 2002)

Introduction

              The Cinergy Corp. Annual Incentive Plan is a short-term incentive compensation plan designed to benefit eligible employees of Cinergy and its subsidiaries. The plan rewards the companies' officers and other selected employees for meeting pre-established corporate and individual goals for a calendar year. The awards are payable in cash during March following the year for which they are earned and are based on a percentage of a participant's earnings.

              The plan initially was adopted by shareholders in 1994 and was amended and reapproved by shareholders in 1996 to comply with final Internal Revenue Service regulations relating to the deductibility of executive compensation. The Board now has updated and amended and restated the plan, and is submitting it to shareholders for approval. The material amendments to the plan are identified below in the summary of plan provisions.

              Section 162(m) of the Internal Revenue Code and its related regulations ("Section 162(m)") place a $1 million limit on the federal income tax deduction that may be taken by a public corporation for compensation paid to each of its chief executive officer and the four highest compensated officers (other than the chief executive officer) listed on the Summary Compensation Table. These five persons are referred to as the "covered employees." However, performance-based compensation is not subject to this limitation and is excluded from the calculation. Compensation is "performance-based" if it is payable on the attainment of objective performance goals established in advance by a committee of "outside directors" and the material terms of the plan under which it is to be paid are disclosed to and approved by the corporation's shareholders. No awards under the amended plan will be paid to "covered employees" for performance periods commencing on or after January 1, 2002 if the amended plan is not approved by Cinergy's shareholders.

              A summary of the material terms of the amended Annual Incentive Plan is given below. The amended plan has been filed with the SEC as an exhibit to Cinergy's annual report on Form 10-K for the year ended December 31, 2001 and is available on the SEC's website at www.sec.gov. For more information, please also refer to the discussion pertaining to the Annual Incentive Plan on page 26.

Vote Required

              Approval of the amended plan requires the affirmative vote of holders of a majority of the shares of Cinergy common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of votes against approval; shares that are the subject of broker non-votes will be deemed absent.

Summary of Material Provisions of Amended Plan

              Administration.    The Compensation Committee of Cinergy's Board of Directors administers the Annual Incentive Plan. Each member of the Committee is an "outside director" within the meaning of Section 162(m).

              Eligibility.    Officers and other selected employees of Cinergy and each of its majority-owned subsidiaries are eligible to participate in the Annual Incentive Plan. Approximately 490 employees, including all executive officers, participate during any given year.

              Performance Goals.    Each participant in the plan is eligible to receive an incentive award based upon the extent to which corporate and individual goals are achieved. Corporate goals are objective criteria and financial ratios relating to Cinergy's or a subsidiary's performance, efficiency or profitability. Under the amended plan, for "covered employees," these are limited to, stock price, total shareholder return, market share, sales, earnings per share, costs, operating income, net income, cash flow, fuel cost per million BTU, costs per kilowatt hour, retained earnings, return on equity, return on assets, return on capital employed, return on invested capital, return on sales and completion of acquisitions. There may be one or more corporate goals for a particular year. Individual goals may be either objective or subjective performance criteria pertaining to individual effort as to enhancement of the participant's individual performance or the achievement of corporate goals. The amended plan provides that, unless it would result in the loss of an otherwise available exemption for the award under Section 162(m), the Committee may modify previously established corporate or individual goals if it determines that they no longer are suitable due to changed business or other circumstances.

              As amended, the plan provides that, in establishing corporate and individual goals for "covered employees," the Committee may include or exclude the impact of any of the following, except where the action would result in the loss of an otherwise available exemption under Section 162(m): weather conditions, effects of accounting changes, currency fluctuations, financing activities and/or divestitures; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and any other items of gain, loss or expense that are determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or to a change in accounting principles. Objective individual goals will be based on objective business criteria underlying corporate goals and shall pertain to the individual effort as to achievement of those goals or shall relate to one or more of the following business criteria: litigation, human resources, information services, production, inventory, support services, site development, plant development, building development, facility development, government relations, product market share or management. If individual goals for a "covered employee" are based on subjective performance criteria, the award is designated as a separate award under the amended plan.

              Calculation of Awards.    Each calendar year is considered a performance period for purposes of the plan. At the beginning of the period, a program for the year is adopted, as part of which corporate and individual goals are set and a weight is assigned to each goal. Also, each participant is assigned a Minimum Incentive and a Maximum Incentive, expressed as a percentage of the participant's earnings, for the period.

              At the end of each performance period an Incentive Factor is assigned to each goal. The Incentive Factor is a numerical variable, traditionally on a scale from 3.0 to 1.0, that corresponds to the extent to which the goal has been met. The weight assigned to each goal then is multiplied by the goal's Incentive Factor, the resulting percentages are added, and the sum of the percentages is multiplied by the participant's Minimum Incentive percentage to achieve a final Actual Incentive percentage. If the Actual Incentive percentage is less than the participant's Maximum Incentive percentage, the participant's earnings are multiplied by the Actual Incentive percentage and the resulting number, expressed in dollars, is the amount of the participant's award for the performance period. If the Actual Incentive percentage is greater than the participant's Maximum Incentive percentage, the award is calculated using the Maximum Incentive percentage. However, an award may be enhanced above the maximum level in recognition of exemplary performance or achievement as to subjective individual goals. An award also may be adjusted to reflect a demotion or change in a participant's job responsibilities.

              For purposes of the plan, "earnings" generally means a participant's annual base salary, exclusive of any allowances, premiums, bonuses, overtime or other compensation, determined as of the first day of the performance period for "covered employees" and at the end of the performance period for other participants. As amended, the plan includes in a participant's earnings, to the extent specified by the Committee, the amount of any nonelective contribution (other than a matching contribution) made on behalf of the participant under Cinergy's 401(k) Excess Plan for the performance period. The Committee must specify any nonelective contributions to be included for a "covered employee" within the time necessary to satisfy the requirements of Section 162(m), which is no later than 90 days after the beginning of each year. Cinergy's 401(k) Excess Plan is a nonqualified plan into which officers may defer a portion of their base salaries in excess of the amount permitted by law to be deferred into qualified 401(k) plans.

              Limitations on Awards.    Potential awards under the plan currently range from 2.5% to 130% of a participant's earnings, depending upon achievement levels and the participant's position. Unless the Committee determines otherwise or the award was designated as a separate award based on subjective criteria, payment of awards to participants who are "covered employees" may be made only after the Committee certifies that the applicable performance goals have been achieved.

              The amended plan provides that the annual amount payable to a "covered employee" based on corporate goals and objective individual goals cannot exceed $5 million. Previously, this limit was $1 million.

              Termination of Employment.    If a participant's employment terminates during a performance period for any reason other than death, disability or retirement, the participant automatically loses any interest in any plan award for that period. If a participant becomes disabled, dies or retires during a performance period, the total award to which the participant would have been entitled for the period is determined; the award is then prorated based upon the participant's actual time of service during the period.

              Change in Control.    In the event of a "change in control" of Cinergy, each corporate and individual goal will be deemed satisfied at the Maximum Incentive level and each participant who is employed at the time of the change in control will be entitled to an award as if the Maximum Incentive level had been obtained for the full performance period. As amended, the plan provides that, if a change in control takes place before a year's program is adopted, participants will be entitled to awards as if the prior year's program were in effect and the Maximum Incentive level had been achieved for the full performance period.

              The amended plan provides that a "change in control" will occur if (1) any person (as defined in the Securities Exchange Act of 1934, which includes entities) or group becomes the beneficial owner of more than 20% of the combined voting power of Cinergy's outstanding securities, except in a transaction described in 2(i) below; (2) Cinergy or any of its subsidiaries merges or consolidates with any corporation, partnership or other entity other than (i) in a transaction after which the Cinergy voting securities outstanding immediately before the transaction (or any securities into which they are converted) represent at least 60% of the combined voting power of the surviving entity after the transaction or (ii) in a recapitalization or similar transaction in which no person becomes the beneficial owner of more than 20% of the combined voting power of Cinergy's outstanding securities; (3) during any period of two consecutive years, the individuals who at the beginning of the period constitute the Board of Directors, and any new director whose appointment or election was approved by at least two-thirds of those directors and any directors previously so approved, cease to constitute a majority of the Board; or (4) Cinergy's shareholders approve a plan of liquidation or dissolution of Cinergy or Cinergy disposes of all or substantially all its assets other than to an entity in which Cinergy's shareholders own at least 60% of the combined voting power in substantially the same proportions as their ownership of Cinergy before the sale.

              These change-in-control criteria have been amended by the Board of Directors since the plan initially was adopted, principally to change the triggering percentages and to add (4) above.

              Payment of Awards.    All awards under the plan are paid in a lump sum in cash. Officers may elect to defer all or a portion of their awards under Cinergy's Nonqualified Deferred Incentive Compensation Plan. Payable awards may not be assigned, transferred, pledged or encumbered. The plan is unfunded.

              Amendment and Termination.    The plan is intended to be of indefinite duration. However, Cinergy's Board of Directors may amend or terminate the plan, or discontinue or suspend the payment of benefits under the plan, at any time.

Plan Benefits

              Future benefits to be received by any person or group under the amended plan are not determinable at this time and will depend on individual and corporate performance. Awards under the plan to the named executive officers for 2001 are reported in this Proxy Statement in the "Bonus" column of the Summary Compensation Table (except to the extent noted for Mr. Duncan). Awards for 2001 to all current executive officers as a group and to all employees as a group, excluding current executive officers, were $3,913,658 and $6,166,340, respectively. Non-employee directors do not participate in the Annual Incentive Plan.

              The Board of Directors Recommends Voting FOR this Proposal, Designated on the Proxy as Item 2.

ITEM 3.    APPROVAL OF CINERGY CORP. 1996 LONG-TERM INCENTIVE
COMPENSATION PLAN
(as amended and restated effective January 25, 2002)

Introduction

              The Cinergy Corp. 1996 Long-Term Incentive Compensation Plan is designed to provide long-term, stock-based incentive compensation to participants for the purposes of attracting and retaining their services and encouraging their best efforts on behalf of the company and its goals. Originally approved by shareholders in 1996, the Board now has amended and restated the plan, subject to shareholder approval.

              Two principal amendments have been made: First, the aggregate number of shares of Cinergy common stock which may be issued or transferred in payment of awards under the plan has been increased from 7,000,000 to 14,500,000. To date, 6,970,319 shares of Cinergy common stock have been awarded or are the subject of outstanding awards under the plan, potentially leaving only 29,681 shares available for future grants. The Board of Directors believes that, if the purposes of the plan are to be achieved, there must be an adequate supply of shares available for the future.

              Second, whereas awards under the plan previously only could be granted to employees of Cinergy and its subsidiaries, the amended plan expands the class of eligible participants to include non-employee directors of Cinergy. These directors currently receive automatic grants of options under Cinergy's Stock Option Plan when they first become directors. Non-employee directors will be eligible to receive any type of award under the amended plan except Incentive Stock Options.

              Other substantive amendments to the plan are identified below in the summary of plan provisions.

              Awards under the Long-Term Incentive Compensation Plan generally are structured to qualify as performance-based compensation which is exempt from the federal income tax deduction limitation imposed by Section 162(m). Performance awards and performance shares granted under the amended plan on or after January 25, 2002 may not be paid to persons covered by Section 162(m) if the amended plan is not approved by Cinergy's shareholders.

              A summary of the material terms of the amended Long-Term Incentive Compensation Plan is given below. The amended plan has been filed with the SEC as an exhibit to Cinergy's annual report on Form 10-K for the year ended December 31, 2001 and is available on the SEC's website at www.sec.gov. For more information, please also refer to the discussion pertaining to the Long-Term Incentive Compensation Plan on page 27.

Vote Required

              Approval of the amended plan requires the affirmative vote of holders of a majority of the shares of Cinergy common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of votes against approval; shares that are the subject of broker non-votes will be deemed absent.

Summary of Material Provisions of Amended Plan

              General.    The plan contemplates the grant of six general types of stock-related awards: (1) options to purchase shares of Cinergy common stock ("Options"), which may either be Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code or Nonqualified Stock Options ("NSOs"); (2) rights to receive, upon exercise, the appreciation in fair market value of shares of Cinergy common stock ("Stock Appreciation Rights" or "SARs"), which may be awarded either in tandem with Options ("Tandem SARs") or standing alone ("Freestanding SARs"); (3) outright grants of shares of Cinergy common stock, subject to transfer restrictions and risk of forfeiture for a specified restriction period ("Restricted Stock"), which may, but need not be, conditioned on attaining specified goals ("Performance Measures"); (4) rights to receive (a) shares of Cinergy common stock, or in lieu of all or any portion of those shares, their fair market value ("Performance Shares") or (b) a specified dollar amount or, in lieu of all or any portion of that amount, shares of Cinergy common stock having the same fair market value ("Performance Awards"), in each case conditioned on attaining Performance Measures during a specified performance period; (5) rights to receive Cinergy common stock or cash or other property equal in value to dividends paid with respect to a specified number of shares of common stock, which may, but need not be, conditioned on attaining Performance Measures ("Dividend Equivalents"); and (6) other stock-based awards which are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Cinergy common stock ("Other Stock-Based Awards").

              The plan also permits the grant of cash amounts ("Cash Awards") to holders of NSOs for the purpose of reimbursing all or a portion of their tax liability resulting from the exercise of the NSOs.

              Administration.    Except in respect of awards to non-employee directors, the plan is administered by the Compensation Committee of Cinergy's Board of Directors, each member of which is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" for purposes of Section 162(m). The Committee has authority to interpret the plan, to select participants in the plan, to grant awards under the plan and to determine the type, size and all terms and conditions of awards, subject to the parameters of the plan. A plan participant may receive more than one type of award, and the terms of any type of award need not be uniform among participants. The full Board of Directors will administer the plan in connection with awards granted to non-employee directors.

              Participants.    Officers and key employees of Cinergy Corp. and each of its majority-owned subsidiaries, as well as non-employee directors of Cinergy Corp., are eligible to be selected as participants in the plan.

              Shares Available for Awards.    Shares of Cinergy common stock issued, transferred or sold under the plan may be authorized and unissued shares, treasury shares or outstanding shares acquired in the name of a participant. The aggregate maximum number of shares which may be issued or transferred is 14,500,000, subject to appropriate adjustment in the event of any stock split, stock dividend, combination of shares, recapitalization, merger, significant distribution of assets or otherwise. In such an event, the number of shares subject to outstanding awards and, to the extent applicable, the exercise prices of those awards will be appropriately adjusted. Alternatively, as amended, in such an event the plan permits the Board or the Committee to substitute equitable alternative consideration for outstanding awards and to require the surrender of the replaced awards.

              In counting the number of shares available under the plan, shares of common stock which are transferred or relinquished to Cinergy in payment of an Option's exercise price or to satisfy a participant's tax withholding obligation generally will be netted against the total number of shares issued or transferred.

              Limitations on Awards.    No participant in the plan may be granted Options or Stock Appreciation Rights for more than 500,000 shares of common stock during any calendar year. Also, no participant may receive in any calendar year awards of Restricted Stock, Dividend Equivalents, Performance Shares, Performance Awards and Other Stock-Based Awards having an aggregate value as of their respective grant dates of more than $3,000,000.

              Performance Measures.    As indicated above, the payment of Performance Shares, Performance Awards and Dividend Equivalents and the vesting of shares of Restricted Stock will, or may, be conditioned on the attainment of Performance Measures established by the Committee in connection with particular awards. Performance Measures applicable to participants who are, or may become, "covered employees" under Section 162(m) generally must be established in writing no later than 90 days after the beginning of a performance period and, under the amended plan, must be limited to criteria and objectives related to:

  (1)
  Cinergy's or a subsidiary's performance, efficiency or profitability measured by levels of or growth in one or more of the following business criteria: stock price, total shareholder return, market share, sales, earnings per share, costs, operating income, net income, cash flow, fuel cost per million BTU, costs per kilowatt hour, retained earnings, return on equity, return on assets, return on capital employed, return on invested capital, return on sales and completion of acquisitions, and/or

  (2)
  Individual goals based on (a) objective business criteria underlying the goals listed in (1) above and which pertain to the individual effort as to achievement of those goals or to one or more business criteria in the areas of litigation, human resources, information services, production, inventory, support services, site development, plant development, building development, facility development, government relations, product market share or management or (b) with respect to separate awards under the plan, subjective performance in enhancing individual or company performance.

              As amended, the plan provides that, in establishing Performance Measures for "covered employees," the Committee may include or exclude the impact of specified objective events, including any of the following, except where the action would result in the loss of an otherwise available exemption under Section 162(m): weather conditions, effects of accounting changes, currency fluctuations, financing activities and/or divestitures; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and any other items of gain, loss or expense that are determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or to a change in accounting principles.

              The Committee may impose additional Performance Measures that have the effect of reducing awards. It also may modify Performance Measures applicable to participants, except in the case of a "covered employee" where the action would result in the loss of an otherwise available exemption under Section 162(m), if it determines that the Measures have become unsuitable as a result of certain events.

              Options.    Options granted under the plan may be either Incentive Stock Options or Nonqualified Stock Options, except that non-employee directors may only receive NSOs. Each Option must have an exercise price of at least 100% of the "fair market value" of Cinergy common stock on the date of grant and may have a term of no more than 10 years. The plan defines "fair market value" as the average of the high and low sales prices of a share of common stock on the applicable date. On March 4, 2002, the fair market value of Cinergy common stock was $32.64 per share.

              Options granted under the amended plan may be made immediately exercisable or may be subject to a vesting schedule over time. Previously, the plan provided that, except in the event of a change in control, no Option could become exercisable earlier than 12 months after the date of grant.

              Payment of an Option's exercise price may be made (a) in cash, (b) by the tender of unrestricted shares of Cinergy common stock that have been owned for at least six months and have a current fair market value equal to the exercise price, (c) by means of a "cashless" procedure involving a broker's sale of enough shares to cover the exercise price, (d) with any other consideration deemed appropriate by the Committee or (e) by any combination of these methods. In addition, the exercise price of a NSO may be paid by tendering shares of Restricted Stock or other shares of Cinergy common stock that are subject to transfer restrictions or a risk of forfeiture, in which case, unless otherwise specified by the Committee, an equal number of the shares received will become subject to the same restrictions or risk of forfeiture.

              Stock Appreciation Rights.    Each Freestanding SAR entitles the holder to receive the excess of the fair market value of a share of Cinergy common stock on the date the SAR is exercised over that fair market value on the date of grant of the SAR. The award agreement for Freestanding SARs must specify the number of SARs granted and the expiration date of the award, which may be no longer than 10 years. Freestanding SARs may be made immediately exercisable or may be subject to a vesting schedule. A Freestanding SAR only may be exercised during the grantee's employment with or service to Cinergy or a subsidiary and for any post-termination period that would apply if the Freestanding SAR were a NSO.

              A Tandem SAR entitles the holder to receive the excess of the fair market value of a share of Cinergy common stock on the date the SAR is exercised over the per share exercise price of the Option to which the Tandem SAR relates. The award agreement for a Tandem SAR must specify the Option, and the number of shares of common stock subject to the Option, to which the Tandem SAR relates. Unless an earlier time is specified, a Tandem SAR expires when the related Option expires. During its term, the Tandem SAR is exercisable only when, and to the extent, the related Option is exercisable. When a Tandem SAR is exercised, the number of shares covered by the related Option is reduced accordingly; if the related Option is exercised, the Tandem SAR is similarly adjusted.

              If the award agreement does not specify, the holder of a SAR may request payment for an exercised SAR in cash, shares of Cinergy common stock (valued at the date of exercise) or a combination of the two. The Committee has the right to disapprove any request for cash.

              Restricted Stock.    Under the plan, Cinergy may grant or sell to participants shares of Restricted Stock that are subject to a risk of forfeiture (for example, upon termination of employment) and that may not be transferred during a specified restricted period. The award also may provide for forfeiture of the shares if specified Performance Measures are not achieved during the restricted period and/or may provide for early termination of the restricted period if Performance Measures are achieved. Except in the event of death, disability, retirement or a change in control, the restricted period may not terminate earlier than (a) three years from the date of grant if no Performance Measures are applicable or (b) one year from the date of grant if the award is subject to Performance Measures. Shares of Restricted Stock may be sold or may be issued for de minimus or no consideration.

              A participant who holds Restricted Stock is entitled to all voting, dividend and other rights of a Cinergy shareholder in respect of those shares. During the restricted period, however, certificates for the shares are held by Cinergy and the Committee may require that dividends be accumulated. Any non-cash distributions paid during the restricted period must, and any cash dividends paid during the restricted period may, be held by Cinergy and become subject to the same restrictions as the shares with respect to which they are paid. At the end of the restricted period, assuming the achievement of any applicable Performance Measures, certificates for the shares are issued to the participant, free of restrictive legend.

              Performance Shares and Performance Awards.    Performance Shares and Performance Awards are granted subject to achievement, during a specified performance period, of Performance Measures established for each award. At the end of the performance period, the Committee determines the extent to which the Performance Measures have been achieved and the award is paid out to the extent earned. Payment may be made in cash, shares of Cinergy common stock (which may be Restricted Stock) or a combination of the two.

              Dividend Equivalents.    An award of Dividend Equivalents must specify the number of shares of common stock to which it relates, the circumstances under which the award is payable, including any applicable Performance Measures, and whether payment will be made in cash or shares of common stock.

              Other Stock-Based Awards.    The Committee may grant other awards that are valued by reference to, payable in or otherwise related to shares of Cinergy common stock. The Committee is entitled to establish all the terms and conditions of these awards, including any applicable Performance Measures.

              Replacement Options and Related Awards.    The Committee may permit a participant to surrender an unexercised option and any related SAR granted under the plan or any other plan in exchange for a new Option for a number of shares designated by the Committee. However, the Committee may not authorize an exchange if the option surrendered has an exercise price above the fair market value of the common stock on the date of exchange, and the Option granted in exchange has an exercise price below that of the option surrendered. In this connection, optionees may be granted related SARs or Cash Awards.

              Termination of Service.    In the event of a participant's death, disability, retirement or (in limited situations) termination of service, and in the event of hardship or other special circumstances, the Committee may take any action it deems equitable or in the best interests of Cinergy in respect of awards held by the participant that are not fully vested or earned, including waiving or modifying any limitations or restrictions.

              Change in Control.    In the event of a "change in control" of Cinergy, unless otherwise provided in the agreement for an award, (a) each unexpired Option and SAR will become immediately exercisable, (b) all restrictions on and conditions of Restricted Stock, Dividend Equivalents and Other Stock-Based Awards will be deemed satisfied subject to any holding period limitations, (c) all Performance Measures applicable to awards will be deemed fully satisfied at the maximum criteria levels and (d) all Performance Shares and Performance Awards will be paid in full within 30 days after the change in control.

              The amended plan provides that a "change in control" will occur if (1) any person (as defined in the Securities Exchange Act of 1934, which includes entities) or group becomes the beneficial owner of more than 20% of the combined voting power of Cinergy's outstanding securities, except in a transaction described in 2(i) below; (2) Cinergy or any of its subsidiaries merges or consolidates with any corporation, partnership or other entity other than (i) in a transaction after which the Cinergy voting securities outstanding immediately before the transaction (or any securities into which they are converted) represent at least 60% of the combined voting power of the surviving entity after the transaction or (ii) in a recapitalization or similar transaction in which no person becomes the beneficial owner of more than 20% of the combined voting power of Cinergy's outstanding securities; (3) during any period of two consecutive years, the individuals who at the beginning of the period constitute the Board of Directors, and any new director whose appointment or election was approved by at least two-thirds of those directors and any directors previously so approved, cease to constitute a majority of the Board; or (4) Cinergy's shareholders approve a plan of liquidation or dissolution of Cinergy or Cinergy disposes of all or substantially all its assets other than to an entity in which Cinergy's shareholders own at least 60% of the combined voting power in substantially the same proportions as their ownership of Cinergy before the sale.

              These change-in-control criteria have been amended by the Board of Directors since the plan initially was adopted, principally to change the triggering percentages and to add (4) above.

              Transferability.    Generally, Options and other "derivative securities" granted under the plan may not be transferred other than by the participant's will or the laws of descent and distribution and, during the participant's lifetime, may only be exercised by the participant or the participant's guardian or legal representative. However, the Committee may permit the transfer of awards under certain circumstances.

              Tax Withholding.    Payment of a participant's tax withholding obligation in connection with an award may be made (a) in cash, (b) if permitted by the Committee, by delivering to Cinergy shares of common stock having a fair market value sufficient to satisfy the withholding obligation, (c) subject to Committee approval, by authorizing Cinergy to withhold shares otherwise issuable pursuant to the award sufficient to satisfy the obligation or (d) by a combination of these methods. The amended plan no longer permits similar arrangements to be made for taxes in excess of the withholding obligation.

              Amendment and Termination.    The Board of Directors may amend or terminate the plan at any time, subject to shareholder approval when required by law, except that the plan provisions relating to a change in control may not be amended within three years following a change in control. The plan may be amended in a manner that adversely affects outstanding awards if the amendment is in the best interest of the holders of those awards.

Certain Federal Income Tax Consequences of the Plan

              The following is a brief summary of the federal income tax consequences generally arising with respect to awards under the plan. The summary reflects federal income tax law as currently in effect and does not address the tax laws of any state, local, foreign or other jurisdiction.

              Nonqualified Stock Options.    A participant who is granted a NSO does not recognize taxable income at the time of grant, but does recognize taxable ordinary income at the time of exercise equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. When the shares subsequently are sold, any appreciation or depreciation after the date of exercise is treated as a short- or long-term capital gain or loss, depending upon how long the shares were held.

              Incentive Stock Options.    A participant does not recognize any taxable income as a result of the grant or the exercise of an ISO. If the participant does not dispose of the shares acquired upon exercise of the ISO before (a) two years after the ISO's date of grant and (b) one year after the date of exercise, any gain or loss on a subsequent disposition of the shares is treated as long-term capital gain or loss. If, however, the participant disposes of the shares before the end of either required holding period, the participant must recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on disposition, if a sale or exchange) over the exercise price. Any additional gain or loss is taxed as a short- or long-term capital gain or loss, depending on the holding period.

              Stock Appreciation Rights.    A participant recognizes no income on the grant of a SAR. When the SAR is exercised, the participant recognizes taxable ordinary income equal to the excess of the fair market value of Cinergy common stock on the date of exercise over the reference price (i.e., either the fair market value of the common stock when the SAR was granted, in the case of a Freestanding SAR, or the exercise price of the related Option, in the case of a Tandem SAR).

              Restricted Stock.    A participant who receives Restricted Stock generally does not recognize taxable income at the time of grant unless he or she elects to be taxed at that time. When the restrictions lapse (assuming no election was made), the participant recognizes taxable ordinary income equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for the shares. If no election is made, any dividends received on the shares during the restricted period generally are treated as compensation that is taxable as ordinary income to the participant.

              Performance Shares, Performance Awards, Dividend Equivalents and Other Stock-Based Awards.    A participant generally does not recognize taxable income at the time any of these awards is granted. When the award is paid, the participant recognizes taxable ordinary income equal to the amount of cash and/or the fair market value of any unrestricted shares of Cinergy common stock received.

              Special Rules Applicable to Officers.    In limited circumstances where the sale of stock that is received as the result of a grant of an award could subject an officer to suit under Section 16(b) of the Securities Exchange Act of 1934, the tax consequences to the officer may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the officer to suit under Section 16(b), but not longer than six months.

              Tax Consequences to Cinergy.    To the extent that a participant recognizes ordinary income in the circumstances described above, Cinergy or the subsidiary for which the participant performs services is entitled to a corresponding tax deduction, so long as, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of the Internal Revenue Code Section 280G, and is not disallowed by Section 162(m).

Plan Benefits

              Awards granted under the plan during 2001 to the named executive officers are reported in this Proxy Statement under "Option/SAR Grants Table" and "Long-Term Incentive Plan Awards Table." During 2001, the number of stock options and target performance shares granted to (a) all executive officers as a group were 535,100 and 200,812, respectively, and (b) all employees as a group, excluding executive officers, were 276,600 and 182,921, respectively. Non-employee directors did not participate in the plan prior to its amendment.

              Approximately 100 employees of Cinergy and its subsidiaries, as well as all of Cinergy's non-employee directors, are eligible to participate in the amended plan. The total future benefits to be received by any person or group under the amended plan are not determinable at this time and will depend on performance and other factors. However, effective January 1, 2002, stock options and performance shares were granted under the plan. The following table presents information on these awards.

	Number of Shares (1)
Name and Position	Stock Options	Target Performance Shares
James E. Rogers Chairman of the Board, President and Chief Executive Officer	123,200	62,443
Michael J. Cyrus Executive Vice President	31,900	16,157
William J. Grealis Executive Vice President	30,500	15,455
Larry E. Thomas Executive Vice President	30,500	15,455
R. Foster Duncan Executive Vice President and Chief Financial Officer	29,000	14,682
All current executive officers as a group	385,700	194,108
All non-employee directors as a group	0	0
All employees, excluding current executive officers, as a group	289,300	148,200

(1)
On December 31, 2001, the "fair market value" of Cinergy common stock was $33.64 per share.

              The Board of Directors Recommends Voting FOR this Proposal, Designated on the Proxy as Item 3.

Security Ownership of Certain Beneficial Owners and Management

              Listed on the following table are the owners of 5% or more of Cinergy's outstanding shares of common stock, as of December 31, 2001. This information is based on the most recently available reports filed with the Securities and Exchange Commission and provided to us by the companies listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	11,568,295 shares	(1)	7.3%
U.S. Trust Company of California, N.A. 515 South Flower Street Los Angeles, CA 90071	10,927,919 shares	(2)	6.8%

(1)
Holder reports having sole voting power with respect to 6,093,704 shares, shared voting power with respect to 1,019,673 shares and dispositive power with respect to all shares.

(2)
Shares held as trustee of benefit plans for employees of Cinergy and its subsidiaries. Participants have the right to vote shares credited to their accounts; the trustee has discretion to vote shares not voted by participants.

              Listed on the following table is the number of shares of Cinergy common stock beneficially owned by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group, as of the record date.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)
James K. Baker	30,105 shares
Michael G. Browning	115,920 shares
Phillip R. Cox	77,218 shares
Michael J. Cyrus	213,539 shares
R. Foster Duncan	44,705 shares
William J. Grealis	341,217 shares
John A. Hillenbrand II	80,264 shares
George C. Juilfs	40,396 shares
Thomas E. Petry	58,792 shares
Jackson H. Randolph	250,137 shares
James E. Rogers	1,279,300 shares
Mary L. Schapiro	17,543 shares

John J. Schiff, Jr.	57,951 shares	(3)
Philip R. Sharp	39,175 shares
Dudley S. Taft	23,500 shares
Larry E. Thomas	360,783 shares
All directors and executive officers as a group (26 persons)	3,743,353 shares

(1)
The beneficial ownership of all directors and executive officers as a group represents 2.25% of the outstanding shares of Cinergy common stock; no individual person's ownership exceeds 0.77% of the outstanding shares.

(2)
Includes shares which there is a right to acquire within 60 days pursuant to the exercise of stock options in the following amounts: Mr. Baker – 16,500; Mr. Browning – 16,500; Mr. Cox – 16,500; Mr. Cyrus – 108,600; Mr. Duncan – 40,000; Mr. Grealis – 201,535; Mr. Hillenbrand – 16,500; Mr. Juilfs – 16,500; Mr. Petry – 16,500; Mr. Randolph – 136,887; Mr. Rogers – 931,829; Ms. Schapiro – 11,500; Mr. Schiff – 16,500; Mr. Sharp – 14,000; Mr. Taft – 16,500; Mr. Thomas – 193,345; and all directors and executive officers as a group – 2,174,312.

Does not include units representing shares of Cinergy common stock credited under Cinergy's Retirement Plan for Directors, Directors' Equity Compensation Plan and/or Directors' Deferred Compensation Plan in the following amounts: Mr. Baker – 26,021; Mr. Browning – 27,361; Mr. Cox – 6,518; Mr. Hillenbrand – 20,518; Mr. Juilfs – 14,357; Mr. Petry – 11,651; Mr. Randolph – 938; Ms. Schapiro – 4,014; Mr. Schiff – 11,310; Mr. Sharp – 5,344; and Mr. Taft – 12,118.

(3)
Includes 3,334 shares owned of record by a trust of which Mr. Schiff is one of three trustees who share voting and investment power equally. Does not include 1,730,000 shares, as to which Mr. Schiff disclaims any beneficial interest, held by Cincinnati Financial Corporation and certain of its subsidiaries.

Director, Officer and Key Employee Stock Purchase Program

              Under Cinergy's Director, Officer and Key Employee Stock Purchase Program, directors, officers and key employees were able to purchase shares of Cinergy common stock during February 2000, thereby further aligning their interests with those of our shareholders.

              All of our continuing non-employee directors either purchased stock through the Program or separately. Seven current directors are participating in the financing portion of the Program (described on next page). In addition, 12 current executive officers elected to purchase stock through the Program, all of whom are participating in the financing portion. Totals of $20,550,000 of common stock purchased by current directors and executive officers and $12,875,000 purchased by other current officers and key employees are being financed through the Program. Individual purchases financed range from $150,000 to $3,000,000.

              Participants had the option of financing the purchases through a five-year credit facility arranged by Cinergy with a bank. Loans to participants under the facility bear interest at the rate of 8.68% per year. Each participant is obligated to repay the bank the principal, interest and any prepayment fees associated with his or her loan, and each has assigned his or her dividend rights on the purchased shares to the bank to be applied to interest payments on the loan.

              Cinergy Services and, in part, Cinergy have guaranteed repayment to the bank of 100% of each participant's loan obligations and the associated interest, and each participant has agreed to indemnify the guarantor for any payments made by it under the guaranty on the participant's behalf. A participant's obligations to the bank are unsecured, and no restrictions are placed on the participant's ability to sell, pledge or otherwise encumber or dispose of his or her purchased shares.

Board Compensation Committee Report on Executive Compensation

              The Compensation Committee of the Board:

    •
    establishes Cinergy's executive compensation policy;
    •
    recommends, oversees and administers compensation plans for executive officers and key employees;
    •
    determines compensation for the chief executive officer; and
    •
    reviews and approves compensation for our remaining executive officers.

              During 2001, the Committee consisted of Messrs. Michael G. Browning (Chair), George C. Juilfs, Thomas E. Petry and John J. Schiff, Jr.    Each of the members is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

Compensation Policy

              Our compensation program for executive officers includes salary, annual cash incentives and long-term incentives. The program is designed to attract, retain and motivate the high quality employees needed to provide superior service to customers and to maximize returns to shareholders.

              Base salaries for the executive group are competitive (targeted at the 75th percentile) with those provided by comparably sized utility companies. Base salaries are reviewed annually. Any increases are based on such factors as competitive industry salaries, Cinergy's financial results and a subjective assessment of each executive's performance, role and skills.

              Our executive compensation program also seeks to link executive and shareholder interests through cash and equity incentive plans, in order to reward corporate and individual performance. Annual and long-term incentive plans are designed to provide opportunities that are competitive with comparably sized companies in general industry (targeted at the 50th percentile).

              The Committee believes strongly that annual and long-term incentive opportunities assist in motivating the types of behavior necessary to successfully manage short- and long-term corporate goals. This emphasis results in a compensation mix in which annual and long-term incentives make up, on the average, at least 50% of the annual compensation that can be earned by the chief executive officer and the other executive officers.

              Cinergy also has the following two non-qualified deferred compensation plans under which executive officers can elect to defer salary and/or bonus:

    •
    the Nonqualified Deferred Incentive Compensation Plan allows deferral of all or a portion of cash awards otherwise payable under our Annual Incentive Plan; and

    •
    the 401(k) Excess Plan allows deferral of a portion of base salaries above that which can be deferred under Cinergy's Non-Union Employees' 401(k) Plan because of federal limitations on the amount of compensation that can be deferred into qualified plans.

Annual Incentive Compensation

              Approximately 490 employees, including all executive officers, participate in Cinergy's Annual Incentive Plan. Each participant is eligible to receive an incentive cash award or bonus to the extent that certain pre-determined corporate and individual goals are achieved. For 2001, potential awards ranged from 2.5% to 130% of the employee's annual base salary, depending upon achievement levels and the employee's position. Graduated standards for achievement were developed to encourage each employee's contribution.

              For 2001, the Annual Incentive Plan was based on a corporate earnings per share goal, business unit earnings per share goals and individual goals. For corporate center employees and business unit chief executive officers (including the named executive officers), the corporate earnings per share and individual goals were each weighted at 50% of the total possible award. For other business unit employees, the corporate earnings per share goal was weighted at 50% of the total possible award, with unit specific goals and individual goals accounting for 25% each.

              Achievement levels for both corporate and individual goals are based on sliding scales from 1.0 to 3.0. For 2001, the Committee determined that the achievement level for the corporate goal was at the 2.0 award level. For the named executive officers, the achievement levels for 2001 for individuals goals ranged from 2.0 to 3.0. These achievement levels were based on an assessment of both individual objective goals and an evaluation of individual performance.

              For 2002, the Committee intends that the Annual Incentive Plan will be based on a corporate earnings per share goal, business unit earnings per share goals and individual goals. For corporate center employees and business unit chief executive officers, the corporate earnings per share goal and individual goals are intended to be equally weighted. For other business unit employees, the corporate earnings per share goal is intended to be weighted at 50% of the total possible award, with unit specific goals and individual goals each intended to account for 25%.

Long-Term Incentive Compensation

              Cinergy has a long-term incentive compensation program (the "LTIP") under the terms of the 1996 Long-Term Incentive Compensation Plan. The LTIP is designed to align the interests of our shareholders, customers and management to enhance value by increasing total shareholder return. The LTIP ties a large portion of the participants' potential pay to long-term performance. This approach provides a greater upside potential for outperforming peer companies, plus downside risk for underperforming. Approximately 100 management employees, including all executive officers, participate in the LTIP.

              Effective January 1, 2000, three performance cycles were initiated so that, going forward, the LTIP will consist of overlapping three-year performance cycles. The first of these covered only calendar year 2000; the second covered calendar years 2000 through 2001; and the third covers calendar years 2000 through 2002. A performance cycle started January 1, 2001, and will continue through December 31, 2003. Subsequent three-year performance cycles start on January 1 of each year, including a performance cycle that started on January 1, 2002 continuing through December 31, 2004.

              For each current performance cycle, the annualized target award opportunity as a percent of base salary ranges from 20% to 160% depending on the participant's position. The target LTIP award values are 160% of base salary for the chief executive officer and 90% of base salary for each of the other named executive officers. Stock options comprise 25% of the total award opportunity under the cycles that began January 1, 2001 and 2002, and the Value Creation Plan (discussed below) comprises the other 75%.

              The Value Creation Plan portion of the LTIP consists of a target grant of performance shares for each cycle that vests to the extent that Cinergy's total shareholder return ("TSR") targets for the cycle are met as compared with the TSR of a peer group of companies. The peer group consists of the S&P Electric Supercomposite Index, in which Cinergy is included. TSR means share price appreciation plus dividends, divided by the stock price at the beginning of the cycle.

              Under each performance cycle, except in the case of disability, death, change in control, or retirement on or after age 50 during the cycle, a participant must be employed by Cinergy at the end of a cycle to receive an earned award. Earned performance shares will be paid out no later than April 1 following the end of the cycle.

              Cinergy's TSR performance percentile for the cycle that ended December 31, 2001 was 0.672, which corresponds to an earned performance shares award of 140.2% of each participant's target grant of performance shares, including each named executive officer.

Chief Executive Officer

              The Committee approved a base salary increase for Mr. Rogers for 2001 based primarily on Cinergy's accomplishments in 2000 and a subjective assessment of Mr. Rogers' individual performance in 2000. In addition to these considerations, the increase was also designed to target Mr. Rogers' annual base salary at approximately the 75th percentile of that provided to chief executive officers of comparably sized utility companies, consistent with the Committee's compensation policy as outlined above. For 2001, Mr. Rogers received cash awards under the Annual Incentive Plan in the amount of $1,281,250. The awards were based on Cinergy's achievement of its corporate earnings per share goal for the year, and the Committee's determination of Mr. Rogers' achievement of individual goals. Mr. Rogers' maximum potential 2001 award under the Annual Incentive Plan was equal to 130% of his annual base salary (including deferred compensation). Also, for the performance cycle of the LTIP that ended December 31, 2001, Mr. Rogers received a stock award consisting of 58,114 shares of Cinergy common stock, based on Cinergy's TSR achievement relative to the peer group.

              Effective January 1, 2001, the Committee granted Mr. Rogers an option to purchase 100,900 shares of Cinergy common stock at the fair market value of $35.095 per share. The option was granted under the performance cycle of the LTIP that covers the 2001-2003 calendar years.

Code Section 162(m)

              Internal Revenue Code Section 162(m) generally limits Cinergy's annual tax deduction to one million dollars for compensation paid to each of the named executive officers. However, qualifying performance-based compensation is exempted from the deduction limit under certain conditions. The Committee's intent is to qualify the incentive compensation of the named executive officers for full corporate deductibility whenever feasible and consistent with the goals of the Committee's compensation policy. Thus, Cinergy has taken steps to qualify compensation related to grants of stock options and performance shares under the LTIP and bonuses paid pursuant to objective goals under the Annual Incentive Plan for full deductibility as performance-based compensation. However, in order to be competitive with comparable companies as to base salary and incentive compensation, and to attract and retain skilled employees, the Committee also awards compensation that may not qualify for exemption from the deduction limit under Code Section 162(m).

              The tables that follow, and accompanying footnotes, reflect the decisions covered by this discussion.

                      Compensation Committee

                      Michael G. Browning, Chair
                      George C. Juilfs
                      Thomas E. Petry
                      John J. Schiff, Jr.

Summary Compensation Table

              The following table shows, for the past three years, the compensation paid to our chief executive officer and the other four most highly compensated executive officers in 2001. These amounts include payments for services in all capacities to Cinergy and its subsidiaries. We sometimes refer to the persons listed below as the "named executive officers."

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts(1) ($)	All Other Compen- sation(2) ($)
James E. Rogers Chairman of the Board, President and Chief Executive Officer	2001 2000 1999	1,200,000 1,050,000 925,008	1,281,250 990,000 877,507	47,196 32,268 42,288	0 0 0	100,900 433,600 500,000	2,163,875 841,870 0	197,728 171,511 153,866
Michael J. Cyrus Executive Vice President of Cinergy, and Chief Executive Officer of the Energy Merchant Business Unit	2001 2000 1999	575,004 524,700 491,250	345,002 314,820 245,625	15,129 68,859 79,451	0 0 0	27,100 52,500 174,300	1,745,652 256,826 0	26,716 19,576 14,079
William J. Grealis Executive Vice President Special Projects	2001 2000 1999	550,008 485,535 440,004	391,881 292,561 264,002	30,096 73,472 22,958	0 0 0	25,800 47,500 170,700	597,845 232,586 0	27,469 19,545 22,690
Larry E. Thomas Executive Vice President of Cinergy, and Vice Chairman of PSI	2001 2000 1999	550,008 439,450 390,000	453,757 265,860 234,000	16,523 6,332 34,343	0 0 0	24,000 42,100 168,400	529,854 206,169 0	172,747 17,668 14,998
R. Foster Duncan(3) Executive Vice President and Chief Financial Officer	2001	430,744	602,693	2,237	0	224,500	309,721	8,199

(1)
Amounts appearing in this column reflect payouts of performance shares under the LTIP. For 2001, also includes $1,085,550 for Mr. Cyrus in payout of an award of 27,258 restricted shares made under his employment agreement.

(2)
Amounts appearing in this column for 2001 include for Messrs. Rogers, Cyrus, Grealis, Thomas and Duncan, respectively: (i) employer matching contributions under 401(k) plan and related excess plan of $41,400, $22,650, $21,900, $21,900 and $6,531; and (ii) insurance premiums paid with respect to executive/group-term life insurance of $583, $4,066, $5,569, $5,128 and $1,668. Also includes: for Mr. Rogers, deferred compensation in the amount of $50,000, above-market interest of $93,979 on amounts deferred under his Deferred Compensation Agreement and benefits under a split dollar life insurance agreement of $11,766; and for Mr. Thomas, a relocation allowance of $145,719.

(3)
Mr. Duncan was first employed by Cinergy in February 2001. The amount appearing in the "Bonus" column includes a transition allowance of $250,000 payable under his employment agreement.

Option/SAR Grants Table

              The following table shows individual grants of options to purchase Cinergy common stock made to the named executive officers during 2001.

Individual Grants(1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
James E. Rogers	100,900	12.43%	35.095	1/1/2011	2,232,917	5,652,418
Michael J. Cyrus	27,100	3.34%	35.095	1/1/2011	599,723	1,518,142
William J. Grealis	25,800	3.18%	35.095	1/1/2011	570,954	1,445,316
Larry E. Thomas	24,000	2.96%	35.095	1/1/2011	531,120	1,344,480
R. Foster Duncan	224,500	27.66%	31.95	2/12/2011	4,510,879	11,431,540

(1)
With the exception of Mr. Duncan, all options were granted pursuant to the LTIP effective January 1, 2001 and become exercisable on January 1, 2004, the third anniversary of the grant. For Mr. Duncan, options were granted effective February 12, 2001; 200,000 become exercisable in five equal annual installments beginning February 12, 2002, and the remaining 24,500 options become exercisable February 12, 2004, the third anniversary of the grant. In the case of a change-in-control of Cinergy, all stock options become immediately exercisable.

(2)
The amounts shown represent hypothetical potential appreciation of Cinergy common stock and do not represent either historical performance or, necessarily, expected future levels of appreciation. The actual values which may be realized, if any, upon the exercise of stock options will depend on the future market price of Cinergy common stock, which cannot be forecast with reasonable accuracy.

Aggregated Option/SAR Exercises and Year End Option/SAR Values Table

              The following table shows, for each named executive officer, information concerning (i) stock options exercised during 2001, including the value realized (i.e., the spread between the exercise price and the market price on the date of exercise), and (ii) the number of shares covered by options held on December 31, 2001 and the value of the person's "in-the-money" options. "In-the-money" value is the positive spread between the closing market price of Cinergy common stock on December 31, 2001 ($33.43 per share) and an option's exercise price per share.

			Number of Securities Underlying Unexercised Options/SARs at Year End (#)	Value of Unexercised In-The-Money Options/SARs at Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
James E. Rogers	0	0	851,829/1,019,100	4,519,577/6,315,045
Michael J. Cyrus	0	0	108,600/169,600	577,050/1,340,963
William J. Grealis	6,961	61,205	201,535/163,300	1,301,299/1,295,688
Larry E. Thomas	0	0	193,345/156,100	1,401,870/1,246,791
R. Foster Duncan	0	0	40,000/184,500	59,200/273,060

Long-Term Incentive Plan Awards Table

              Both stock option grants and target awards of performance shares were made for the three-year LTIP performance cycle which began January 1, 2001. The stock option grants are reported on the "Option/SAR Grants Table" above. The following table reports potential payouts of performance shares awarded to the named executive officers during 2001.

			Estimated Future Payouts under Non-Stock Price-Based Plans(2)
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
James E. Rogers	(1)	1/1/01 – 12/31/03	17,092	55,136	110,272
Michael J. Cyrus	(1)	1/1/01 – 12/31/03	4,586	14,794	29,588
William J. Grealis	(1)	1/1/01 – 12/31/03	4,370	14,097	28,194
Larry E. Thomas	(1)	1/1/01 – 12/31/03	4,064	13,110	26,220
R. Foster Duncan	(1)	1/1/01 – 12/31/03	3,678	11,865	23,730

(1)
See "Option/SAR Grants Table."

(2)
Payouts of performance shares are tied to Cinergy's total shareholder return ("TSR") targets for a cycle as compared with the TSR of a peer group composed of the companies comprising the S&P Electric Supercomposite Index. The threshold, target and maximum amounts are earned if Cinergy's TSR meets or exceeds certain percentiles of the peer group's TSR. Except in the case of disability, death or retirement on or after age 50 during the cycle, a participant must be employed on January 1 following the end of a cycle to receive an earned award. See "Summary Compensation Table" on page 29 for payouts related to the cycle ended December 31, 2001 and "Board Compensation Committee Report on Executive Compensation – Long-Term Incentive Compensation" on page 27 for additional information.

Pension Benefits

              At retirement, the named executive officers will receive benefits under our Non-Union Employees' Pension Plan, plus certain supplemental plans or agreements. Our Pension Plan is a defined benefit pension plan, to which participants do not contribute.

              The Pension Plan's formula for benefits takes into account the participant's highest average earnings, years of plan participation and covered compensation. Highest average earnings is the average annual salary during the employee's three consecutive years producing the highest average within the ten years immediately preceding his or her retirement. Highest average earnings also includes any short-term incentive compensation. Covered compensation is the average social security taxable wage base over a period of up to 35 years.

              Our formula for calculating the annual pension benefit is:

    •
    1.1% of highest average earnings plus 0.5% of highest average earnings in excess of covered compensation,

    times the number of years of plan participation through 35 years,

    •
    plus 1.4% of highest average earnings times the number of years of plan participation over 35 years.

              Each year, the Internal Revenue Service establishes a dollar limit on the amount of pay that can be counted for purposes of benefits under this type of pension plan and on the annual benefit that may be provided. As a result, we also have an Excess Pension Plan which is designed to restore pension benefits, calculated in accordance with the formula given above, to those individuals whose benefits under the Pension Plan otherwise would be reduced by the IRS limits. Each named executive officer is covered under our Excess Pension Plan.

              The following table shows the estimated annual pension benefits payable as a straight-life annuity under both pension plans to participants who retire at age 62. The benefits are not subject to any deduction for social security or other offset amounts.

	Years of Service
Compensation	5	10	15	20	25	30	35	40
$500,000	$38,850	$77,700	$116,550	$155,400	$194,250	$233,100	$271,950	$306,950
750,000	58,850	117,700	176,550	235,400	294,250	353,100	411,950	464,450
1,000,000	78,850	157,700	236,550	315,400	394,250	473,100	551,950	621,950
1,250,000	98,850	197,700	296,550	395,400	494,250	593,100	691,950	779,450
1,500,000	118,850	237,700	356,550	475,400	594,250	713,100	831,950	936,950
1,750,000	138,850	277,700	416,550	555,400	694,250	833,100	971,950	1,094,450
2,000,000	158,850	317,700	476,550	635,400	794,250	953,100	1,111,950	1,251,950
2,250,000	178,850	357,700	536,550	715,400	894,250	1,073,100	1,251,950	1,409,450
2,500,000	198,850	397,700	596,550	795,400	994,250	1,193,100	1,391,950	1,566,950
2,750,000	218,850	437,700	656,550	875,400	1,094,250	1,313,100	1,531,950	1,724,450
3,000,000	238,850	477,700	716,550	955,400	1,194,250	1,433,100	1,671,950	1,881,950
3,250,000	258,850	517,700	776,550	1,035,400	1,294,250	1,553,100	1,811,950	2,039,450
3,500,000	278,850	557,700	836,550	1,115,400	1,394,250	1,673,100	1,951,950	2,196,950

              The estimated credited years of service at age 62 for the named executive officers are as follows: Mr. Rogers, 20 years; Mr. Cyrus, 19 years; Mr. Grealis, 12 years; Mr. Thomas, 37 years; and Mr. Duncan, 16 years.

              In addition to the pension plans, we have a Supplemental Executive Retirement Plan ("SERP"). The Senior Executive Supplement portion of the SERP provides selected executive officers an opportunity to earn a pension benefit that will replace up to 60% of their final pay. Each participant accrues a retirement income replacement percentage at the rate of 4% per year from the date that the participant begins service as a senior executive, up to a maximum of 15 years. The Senior Executive Supplement is an amount equal to a maximum of 60% of the greater of the employee's highest average earnings (as defined in our Pension Plan) or the final 12 months of base pay and Annual Incentive Plan pay. The Senior Executive Supplement is reduced by the actual benefits provided under the Pension Plan and the Excess Pension Plan, and further reduced by 50% of the employee's age 62 social security benefit. Messrs. Rogers, Cyrus, Grealis and Duncan are covered under the Senior Executive Supplement and the estimated retirement income replacement percentage for each is 60%.

              Our Executive Supplemental Life Insurance Program provides key management personnel, including the named executive officers, with additional life insurance during employment and with post-retirement deferred compensation. At the later of age 50 or retirement, the life insurance coverage is canceled and, instead, the participant receives the value of the coverage in the form of deferred compensation, payable in ten equal annual installments of $15,000 per year.

Employment Agreements and Severance Arrangements

              Each of the named executive officers except Mr. Thomas has an employment agreement with Cinergy. Messrs. Rogers' and Grealis' agreements became effective on December 30, 1999; Mr. Cyrus' agreement became effective on April 6, 1998; and Mr. Duncan's agreement became effective on February 12, 2001. Unless the executive officer or Cinergy gives timely notice otherwise, the term of the officer's agreement automatically is extended for an additional year on its anniversary date or, in the case of Messrs. Rogers, Grealis and Duncan, on each December 31. Currently, the agreements of Messrs. Rogers, Grealis and Duncan expire on December 31, 2004, and Mr. Cyrus' agreement expires on April 6, 2004. The agreements provide for minimum annual base salaries and other benefits. If an officer's base salary is increased during the term of his agreement, the increased salary becomes the new minimum amount.

              Under his agreement, Mr. Rogers currently receives a minimum annual base salary of $1,250,004. Mr. Rogers' employment agreement provides that when he retires, or if he dies prior to retirement, he (or his spouse) will be entitled to a supplemental retirement benefit equal to the difference between (1) his total benefit under the Pension Plan, the Excess Pension Plan and the SERP (together, the "Executive Retirement Plans") and (2) 60% of his highest average earnings times a fraction, the numerator of which is his years of participation and the denominator of which is 35. For purposes of Mr. Rogers' employment agreement, his highest average earnings is the greater of (i) his highest average earnings as defined in the Pension Plan (but without regard to tax code limitations) plus any amounts deferred under his Deferred Compensation Agreement (described below) during the calculation period or (ii) his earnings (without regard to tax code limitations) for the 12 months preceding his termination of employment plus any amounts deferred under his Deferred Compensation Agreement during that period, and his years of participation means the lesser of 35, or 25 plus two additional years for each birthday after age 50.

              Mr. Cyrus currently receives a minimum annual base salary of $575,004. Under his agreement, he also was awarded 27,258 restricted shares of Cinergy common stock, having a date of grant value of $1,000,000. Settlement of this award occurred during April 2001 at a value of $1,085,550.

              Under his agreement, Mr. Grealis currently receives a minimum annual base salary of $550,008. When Mr. Grealis retires, or if he dies prior to retirement, he (or his spouse) will be entitled to a supplemental retirement benefit equal to the difference between (1) his total benefit under the Executive Retirement Plans and (2) 60% of his highest average earnings (as defined above for Mr. Rogers).

              Mr. Duncan's minimum annual base salary currently is $522,504. Under his agreement, he also received a transition allowance of $250,000 and an option to acquire 200,000 shares of Cinergy common stock, and he is entitled to minimum bonuses of $190,000 in each of 2001 and 2002. Mr. Duncan participates in the Senior Executive Supplement portion of the SERP and becomes immediately vested in benefits he accrues under that plan.

              Under their employment agreements, the named executive officers are eligible to participate in our Annual Incentive Plan, Nonqualified Deferred Incentive Compensation Plan, Stock Option Plan, LTIP, 401(k) Excess Plan, Excess Pension Plan, SERP and Executive Supplemental Life Insurance Program. The named executive officers also participate in all other retirement and welfare benefit plans generally applicable to our employees and/or executives and receive other fringe benefits such as the use of automobiles, the payment of club dues and the furnishing of financial planning and tax preparation services.

              The employment agreement of each named executive officer specifies Cinergy's obligations in the event of the executive's termination of employment before the end of the term of his agreement. The principal termination provisions are described below. Each agreement is, however, somewhat different and all of the provisions described may not apply to a particular executive.

              Generally, if an executive officer's employment terminates for any reason other than by Cinergy for "cause" (as defined in the executive's agreement), we will pay:

    •
    any accrued and unpaid base salary,
    •
    a pro rata portion of the executive's Annual Incentive Plan bonus, based at least on his target amount for the year,
    •
    any compensation which the executive has deferred, including any accrued interest or earnings, and
    •
    any other vested benefits which are not forfeited under the terms of our various benefit plans and agreements.

In addition, if the termination of employment is not due to death, is prior to or more than 24 months after a "change in control" and is not by Cinergy for "cause" or by the executive for other than "good reason" (as each is defined in the executive's agreement), the executive will receive:

    •
    three times his annual salary plus annual incentive plan bonus, with the bonus amount being not less than his target amount in effect at the time of notice of termination,
    •
    the present value of any additional amounts to which the executive would have been entitled at the end of the agreement's term under the Executive Supplemental Life Insurance Program and the LTIP's Value Creation Plan,
    •
    the value of all deferred compensation and executive life insurance benefits (not covered above), in most cases whether or not then vested or payable,
    •
    either continued medical and welfare benefits through the end of the term of the agreement, or a lump sum payment equal to the amount of the premiums for the medical and welfare benefits, and
    •
    ownership of his company car and certain tax counseling services.

              Alternatively, if Cinergy terminates the employment of Mr. Rogers, Cyrus, Grealis or Duncan other than for cause or he terminates his employment for good reason, generally within 24 months after a change in control, the executive will receive a severance payment equal to the greater of:

    •
    the present value of the amounts and benefits described above, other than the medical and welfare benefits, or
    •
    three times the sum of

    (a)
    his base salary in effect immediately prior to the event resulting in termination or, if higher, to the date of the change in control, and

    (b)
    his pay under all Cinergy incentive compensation or bonus plans for the year preceding termination or, if higher, the year preceding the change in control.

Each executive officer also will be provided with either replacement life, disability, accident and health insurance benefits for 36 months, reduced to the extent he receives, without cost to him, comparable benefits, or a lump sum payment equal to the amount of the premiums for these insurance benefits; with ownership of his company car; and with certain tax counseling services.

              In addition to the preceding:

    •
    Upon termination for any reason, Mr. Rogers will receive benefits under his deferred compensation agreement (described below) and split dollar life insurance agreement.

    •
    If the employment of Mr. Rogers or Grealis is terminated for other than cause following a change in control, the executive's supplemental retirement benefit will equal the difference between his total benefit under all executive retirement plans and 60% of his highest average earnings.

    •
    Messrs. Rogers, Grealis and Duncan are each entitled to reimbursement for relocation expenses after termination of employment for any reason other than death.

    •
    Cinergy will pay all legal fees and expenses incurred by the executive officer as a result of successfully disputing a termination of employment which entitles the executive to benefits under his agreement.

    •
    If an executive officer's termination of employment payments are subject to an excise tax under Section 4999 of the Internal Revenue Code (the "golden parachute" tax), Cinergy must pay the executive an additional amount so that the net amount retained by the executive after taxes, including taxes on the additional amount, equals the pre-tax benefit amount to which the executive is entitled.

              Mr. Thomas had an employment agreement with Cinergy which was substantially similar to those of the other named executive officers described above. In connection with Mr. Thomas' resignation in 2001 from his prior position with Cinergy and acceptance of a new position in Indianapolis and in anticipation of his retirement on March 31, 2002, he and Cinergy have entered into a separation and retirement agreement which replaces and supercedes the employment agreement. Under the new agreement, after his retirement, Mr. Thomas will receive approximately three times his 2001 salary and bonus in severance pay; payment for accrued unused vacation; payment over a 10-year period of his accrued benefit under Cinergy's Executive Supplemental Life Insurance Program; prorated portions of any performance shares to which he becomes entitled under current cycles of the LTIP; in 2003, 25% of a full attainment award under the AIP in respect of 2002; and miscellaneous benefits and allowances similar to those accorded other retiring executive officers. In lieu of any benefit under the SERP, Mr. Thomas will be entitled to an annual supplemental retirement benefit equal to the excess of (1) 60% of the higher of his highest average earnings or his earnings during the final 12 months of employment over (2) his total benefit under the Pension Plan and the Excess Pension Plan. Each of these benefits except the 2001 AIP award is conditioned on Mr. Thomas executing and not revoking a waiver and release which is part of the new agreement. Mr. Thomas also has agreed to serve as an independent business consultant to Cinergy for three years after his retirement.

Deferred Compensation Agreements

              Mr. Rogers had a deferred compensation agreement with Cinergy under which he was credited annually, from 1992 through 2001, with a $50,000 base salary increase in the form of deferred compensation. When his employment terminates for any reason other than death, Mr. Rogers will receive an annual cash benefit over a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2003 or later than January 2010. The annual cash benefit amount payable for the 15-year period ranges from $179,000 per year, if payment begins in January 2003, to $554,400 per year if payment begins in January 2010. Comparable amounts are payable if Mr. Rogers dies before these payments begin.

              In addition, if Mr. Rogers' employment terminates for any reason other than death, he will receive an additional annual benefit for a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2008 or later than January 2010. This benefit will range from $179,000 per year, if payment begins in January 2008, to $247,000 per year if payment begins in January 2010. Comparable amounts are payable if Mr. Rogers dies before payment of benefits begins.

              Mr. Randolph had a deferred compensation agreement with Cinergy under which he was credited annually, for the five-year period from 1992 through 1996, with a $50,000 base salary increase in the form of deferred compensation. Effective January 1, 2001, Mr. Randolph began to receive an annual cash benefit of $179,000 payable for a 15-year period, pursuant to the agreement.

Performance Graph

              The following line graph compares the cumulative total shareholder return of Cinergy common stock with the cumulative total returns during the same time period of the S&P Electric Supercomposite Index and the S&P 500 Stock Index. The graph tracks performance from December 31, 1996 through December 31, 2001, and assumes a $100 initial investment and dividend reinvestment.

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
Cinergy Common Stock	$100.00	$121.10	$114.40	$84.60	$132.80	$133.80
S&P Electric Supercomposite Index	$100.00	$121.50	$133.80	$104.30	$148.40	$130.40
S&P 500 Stock Index	$100.00	$133.40	$171.50	$207.60	$188.70	$166.20

Section 16(a) Beneficial Ownership Reporting Compliance

              Section 16(a) of the Securities Exchange Act of 1934 requires Cinergy's directors and executive officers, and persons owning more than ten percent of Cinergy's common stock, to file with the SEC and New York Stock Exchange initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Cinergy. We prepare and file these reports on behalf of our directors and executive officers. To our knowledge, all Section 16(a) reporting requirements applicable to our directors, executive officers and greater-than-ten-percent shareholders were complied with during 2001.

Independent Public Accountants

              Arthur Andersen LLP served as independent public accountants for Cinergy and its subsidiaries for 2001, and has been re-selected as independent public accountants for Cinergy and its subsidiaries. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Information on fees billed by Arthur Andersen for services during 2001 follows.

              Audit Fees.    For professional services rendered for the audit of Cinergy's fiscal year 2001 consolidated financial statements and the review of the financial statements included in Cinergy's fiscal year 2001 Forms 10-Q, Arthur Andersen billed Cinergy a total of $765,000.

              Financial Information Systems Design and Implementation Fees.    None.

              All Other Fees.    In addition to the Audit Fees described above, Arthur Andersen billed Cinergy an aggregate of $6,071,900 for all other services rendered during 2001. Included in these other fees are audit-related fees of $3,578,100. Audit-related fees are fees for services which are usually performed by the auditor and consist primarily of assistance with registration statements, comfort letters and consents; accounting assistance on proposed transactions and standards; permitted assistance with internal audit activities; and statutory audits of subsidiaries. The remaining amount for all other services relates primarily to assistance with respect to domestic and international tax matters.

              Cinergy's Audit Committee considered whether the non-audit services rendered by Arthur Andersen were compatible with maintaining Arthur Andersen's independence as auditors of our consolidated financial statements.

Proposals and Business by Shareholders

              If you wish to submit a proposal for inclusion in the proxy statement for our 2003 annual meeting of shareholders, we must receive it by November 20, 2002.

              In addition, if you wish to introduce business at our 2003 annual meeting (besides that in the Notice of the meeting), you must send us written notice of the matter. Your notice must comply with the requirements of our By-Laws, and we must receive it no earlier than January 2, 2003 and no later than January 31, 2003. The individuals named as proxy holders for our 2003 annual meeting will have discretionary authority to vote proxies on matters of which we are not properly notified and also may have discretionary voting authority under other circumstances.

              Your proposal or notice should be mailed to Cinergy's Corporate Secretary at 139 East Fourth Street, Cincinnati, Ohio 45202.

By order of the Board of Directors,
JULIA S. JANSON Corporate Secretary

Dated: March 20, 2002

2002 Annual Meeting of Shareholders
May 2, 2002 at 9:00 a.m. EST

Indianapolis Marriott Downtown Hotel
350 West Maryland Street
Indianapolis, Indiana 46225-1051
(317) 822-3500

Driving Directions to Indianapolis Marriott Downtown Hotel

From I-74 (Cincinnati)

Take I-74 East to I-465 South/West. Take I-465 West to I-65 North, and I-65 North to I-70 West. Take the West Street exit (also IUPUI exit). Go north on West Street to Maryland Street. Go one block east on Maryland Street to Hotel. Valet parking is in front of Hotel on Maryland. Self-parking is available in the Hotel's garage.

From I-70 (Indianapolis International Airport)

Take I-70 East to West Street exit (also IUPUI exit). Go north on West Street to Maryland Street. Go one block east on Maryland to Hotel. Valet parking is in front of Hotel on Maryland. Self-parking is available in the Hotel's garage.

From I-65 (Chicago)

Take I-65 South to West Street exit (also IUPUI exit). Go south on West Street to Maryland St. Go one block east on Maryland to Hotel. Valet parking is in front of Hotel on Maryland. Self-parking is available in the Hotel's garage.

From I-65 (Louisville)

Take I-65 North to I-70 West, and I-70 West to West Street exit (also IUPUI exit). Go north on West Street to Maryland Street. Go one block east on Maryland to Hotel. Valet parking is in front of Hotel on Maryland. Self-parking is available in the Hotel's garage.

From I-69 (Detroit)

Take I-69 South to I-465 South to I-70 West, and take West Street exit (also IUPUI exit). Go north on West to Maryland St. Go one block east on Maryland to Hotel. Valet parking is in front of Hotel on Maryland. Self-parking is available in the Hotel's garage.

Cinergy Corp. • 139 East Fourth Street • Cincinnati, Ohio 45202 • www.cinergy.com

CINERGY.
the power of change

Printed on recycled paper

Cinergy Corp. 139 East Fourth Street Cincinnati, OH 45202

VOTE BY TELEPHONE
Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
touch-tone telephone:	cast your vote:	in the postage-paid
1-800-542-1160	http://www.votefast.com	envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. eastern daylight time on Wednesday, May 1, 2002 in order to be counted in the final tabulation.

YOUR CONTROL NUMBER IS:

Please sign and date this proxy where indicated below before mailing. /*\ Please fold and detach card at perforation before mailing. /*\
PROXY	CINERGY CORP.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 2, 2002.

The undersigned shareholder hereby appoints James E. Rogers, Jerome A. Vennemann and Julia S. Janson, and each of them, proxies with full power of substitution and revocation to vote the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Cinergy Corp. on Thursday, May 2, 2002, and at any adjournment(s) thereof, as indicated on the reverse side and in accordance with the judgment of said proxies on any other business which may come before the meeting or any adjournment(s), all as set forth in the accompanying notice and proxy statement, the receipt of which the undersigned acknowledges.

Signature(s)

Signature(s)

Date: , 2002

Please sign exactly as your name(s) appear on this proxy. If shares are held jointly, all joint owners should sign. If signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

ADMISSION TICKET

Please bring this ticket to the Annual Meeting.
It will expedite your admittance when presented upon your arrival.

CINERGY CORP.

2002 Annual Meeting of Shareholders

Thursday, May 2, 2002, at 9:00 a.m. (eastern standard time)
Indiana Ballroom
Indianapolis Marriott Downtown Hotel
350 West Maryland Street
Indianapolis, Indiana

PLEASE ADMIT	Non-Transferable

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You have the option to access our future shareholder communications (e.g., annual reports, proxy statements, interim communications) over the Internet, instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time after you give it by notifying Cinergy's Secretary in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

/*\ Please fold and detach card at perforation before mailing. /*\
PROXY	CINERGY CORP.	PROXY

The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, they will be voted in accordance with the recommendations of the Board of Directors and at the discretion of the proxy holders as to any other business which may come before the meeting or any adjournment(s).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES AND "FOR" ITEMS 2 AND 3.

1.	Election of one Class I Director (term expiring in 2004)

Nominee: (01) Dudley S. Taft

Election of three Class II Directors (terms expiring in 2005)

Nominees: (02) Thomas E. Petry (03) Mary L. Schapiro (04) Philip R. Sharp

	/ /	FOR all nominees listed above (except as marked to the contrary below)

	/ /	WITHHOLD authority to vote for all nominees listed above

To withhold authority to vote for any individual nominee, write that nominee's name on the line below.

2.	Approval of Cinergy Corp. Annual Incentive Plan (as amended and restated effective January 25, 2002)	/ / FOR	/ / AGAINST	/ / ABSTAIN

3.	Approval of Cinergy Corp. 1996 Long-Term Incentive Compensation Plan (as amended and restated effective January 25, 2002)	/ / FOR	/ / AGAINST	/ / ABSTAIN

	/ /	Please check this box if you consent to access future annual reports and proxy material via the Internet only.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2002
PROXY STATEMENT
ITEM 1. ELECTION OF DIRECTORS
ITEM 2. APPROVAL OF CINERGY CORP. ANNUAL INCENTIVE PLAN
ITEM 3. APPROVAL OF CINERGY CORP. 1996 LONG-TERM INCENTIVE COMPENSATION PLAN